Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Sigilon Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other - 457(c) and 457(h)	1,294,395 shares (2)	$1.37 (3)	$1,773,231.15	$92.70	$164.39
Equity	Common Stock, $0.001 par value per share	Other - 457(c) and 457(h)	323,598 shares (4)	$1.37 (3)	$443,329.26	$92.70	$41.10
Total Offering Amounts					$2,216,650.41		$205.49
Total Fee Offsets							N/A
Net Fee Due							$205.49

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such additional shares of Common Stock as may issued to prevent dilution from stock splits, stock dividends and similar transactions.

(2)	Represents 1,294,395 shares of Common Stock that were automatically added to the shares authorized for issuance under the Sigilon Therapeutics, Inc. 2020 Equity Incentive Plan (the “2020 Plan”) on January 1, 2022 pursuant to an “evergreen” provision contained in the 2020 Plan. The “evergreen” provision provides that on each January 1st from January 1, 2021 through January 1, 2030, the number of shares of Common Stock available for issuance under the 2020 Plan will automatically increase annually in an amount equal to the lesser of 4% of outstanding shares of the registrant’s Common Stock as of the close of business on the immediately preceding December 31st, or the number of shares determined by the registrant’s board of directors.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) based on the average of the high and low prices of the registrant’s Common Stock as reported on the Nasdaq Global Select Market on March 10, 2022 to be $1.30 and $1.44, respectively.

(4)	Represents 323,598 shares of Common Stock that were automatically added to the shares authorized for issuance under the Sigilon Therapeutics, Inc. 2020 Employee Stock Purchase Plan (the “ESPP”) on January 1, 2022 pursuant to an “evergreen” provision contained in the ESPP. The “evergreen” provision provides that on each January 1st from January 1, 2021 through January 1, 2030, the number of shares of Common Stock available for issuance under the 2020 ESPP will automatically increase annually in an amount equal to the lesser of 1% of outstanding shares of the registrant’s Common Stock as of the close of business on the immediately preceding December 31st, or the number of shares determined by the registrant’s board of directors.